Exhibit 10.7
DIAMOND HILL INVESTMENT GROUP, INC.
AMENDED AND RESTATED
2006 PEFORMANCE-BASED COMPENSATION PLAN
“FORM OF”
NOTICE OF ELIGIBILITY AND PARTICIPATION AGREEMENT — [YEAR]

To:	[ ]

From:	Diamond Hill Investment Group, Inc. Compensation Committee

Re:	Diamond Hill Investment Group, Inc. Amended and Restated 2006 Performance-Based Compensation Plan
The Compensation Committee of the board of directors of Diamond Hill Investment Group, Inc. (“Company”) has designated you as a Participant in the Diamond Hill Investment Group, Inc. Amended and Restated 2006 Performance-Based Compensation Plan (“Plan”) for the [YEAR] Performance Cycle. Any capitalized term not otherwise defined herein shall have the same meaning as in the Plan.
The Plan is designed [1] to provide incentive compensation to our most senior officers and [2] to ensure that the Company may deduct that incentive compensation when calculating its taxable income. To achieve these objectives, both you, as a Participant, and the Company must comply with procedures imposed by the Internal Revenue Service (“IRS”). This Notice of Eligibility and Participation Agreement (“Notice”) describes those procedures. Please read this Notice carefully to ensure that you completely understand what must happen if you are to earn incentive compensation for the [YEAR] Performance Cycle and when this compensation, if earned, will be paid.
Note: As a condition of eligibility, you must return a signed copy of this form (see Section 3.00) to the Company’s Compensation Committee at the address shown in Section 3.00 no later than March 31, [YEAR].
1.00 Your incentive compensation will be paid if certain conditions are met . . .
The Plan (and the IRS) require that the Compensation Committee establish:
•	The conditions that must be met if you are to receive incentive compensation under the Plan (“Performance Criteria”);

•	The period over which the Performance Criteria are to be met (“Performance Cycle”); and

•	The amount you may receive if the Performance Criteria are met.

1.01 Your incentive compensation depends on the extent to which the Company meets certain financial goals
Your incentive compensation for the [YEAR] Performance Cycle will be based on a bonus pool established under Section 1.01[1] and the asset weighted performance of the strategies described in Section 1.01[2].
[1] A bonus pool will be established . . .
A bonus pool will be established from which your incentive compensation (and incentive compensation payable to other Participants) will be paid. The amount of this pool will depend on the Company’s operating profit and revenues, excluding the results of Beacon Hill Fund Services and subsidiary. The following is a description of the operation of this mechanism:
[                    ]
The bonus pool formula is:
[                    ]
[2] If the criteria listed in this section are met, your incentive compensation will be as large as [ ] percent of the bonus pool . . .
If the operating profit margin of the company is:
•	At or above any OPM in the table above you will receive incentive compensation equal to as much as [ ] percent of the incentive pool based on the Company’s revenue (see Section 1.01 [1]);

•	At or above [ ] percent but less than any OPM in the table above you will receive incentive compensation equal to as much as a calculated percent of the entire incentive pool determined through linear interpolation with 0% as the floor, if OPM is [ ]% or less, and [ ]% as the ceiling if OPM is equal to the target listed in the table above based on the Company’s revenue. (see Section 1.01 [1]);

•	At or below [ ]% you will receive no incentive compensation under this plan;
1.02 There are limits on your incentive compensation . . .
The Plan imposes some limits on your incentive compensation. These are:
•	You may not receive more than $5,000,000 under the Plan for any Performance Cycle;

•	Your incentive compensation also will be reduced, if necessary, to comply with any law or regulatory limitation; and

•	Although it is not expected to do so, the Compensation Committee reserves the right to reduce your incentive compensation below the amount produced after applying the formulae described in this section.

2.00 There are a few other rules . . .
The Plan imposes a few additional rules that may affect your incentive compensation:
•	Normally, you will not receive any incentive compensation unless you are actively employed throughout the Performance Cycle and also are employed on the date the incentive compensation is to be paid. However, your full incentive compensation will be paid if you terminate employment because you die, Retire or become Disabled after the end of the Performance Cycle and before the date the incentive compensation is to be paid.

•	If you die or become Disabled during a Performance Cycle, you may receive Plan incentive compensation but only to the extent the Performance Criteria described in Section 1.01[2] are met at the end of the Performance Cycle. In this case, you (or your beneficiary) will receive the amount described in Section 1.00 reduced to reflect the number of whole months that you worked during the Performance Cycle (e.g., if you worked only 50 percent of the Performance Cycle, you (or your beneficiary) would receive 50 percent of the amount described in Section 1.00).

•	If you terminate employment before the end of the Performance Cycle for any reason other than death or Disability, you will not receive any incentive compensation for the Performance Cycle, even if the Performance Criteria described in Section 1.01[2] are met.

•	If a Change in Control occurs during a Performance Cycle, you will receive a portion of the maximum amount that you could have earned during the Performance Cycle in which the Change in Control occurs, reduced to reflect the number of whole months between the beginning of the Performance Cycle during which the Change in Control occurs and the date of the Change in Control and further reduced, if necessary, to avoid “excess parachute” penalties. This amount will be paid whether or not the Performance Criteria established for that Performance Cycle are met.

•	As of the end of the Performance Cycle, the Compensation Committee will review the extent to which Performance Criteria have been met and whether (and how much) incentive compensation is due under the Plan.

•	Any incentive compensation you earn will be paid in a lump sum no later than the 15th day of the third month beginning after the end of the calendar year or the Company’s fiscal year (whichever is later) during which the Performance Cycle ends.

•	You may designate a beneficiary to receive any Plan incentive compensation that becomes due after your death. This can be done by completing the attached beneficiary designation form. If you do not complete this form, any Plan incentive compensation due at your death will be paid to your surviving spouse or, if you leave no surviving spouse, to your estate.

•	Also, by accepting participation in the Plan, you agree to a noncompetition covenant under which you agree not to compete with the Company for a period of one year after you terminate employment. The terms of that agreement are specified in the Plan which you should read carefully.

•	If the terms of this Notice and the Plan conflict, the terms of the Plan will govern.
3.00 You must sign this form . . .
Note: You will not receive any Plan incentive compensation unless you return a signed copy of this Notice to the Compensation Committee, c/o Mr. Donald Shackelford at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 no later than March 31, [YEAR]
By signing below, I acknowledge that I understand the terms of the Diamond Hill Investment Group, Inc. 2006 Performance Based Compensation Plan and the conditions that must be met before I can receive any incentive compensation from that plan.
EMPLOYEE:

(Name)	(Date)

RECEIVED BY:

(Name)	(Date)